Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated August 10, 2021

To the Prospectus dated February 25, 2020

Registration Statement No. 333-236611

Moody’s Corporation

Pricing Term Sheet

August 10, 2021

Issuer:	Moody’s Corporation

Trade Date:	August 10, 2021

Settlement Date:	August 19, 2021 (T+7)

Ratings:*	BBB+ by Standard & Poor’s Rating Services BBB+ by Fitch Ratings

2.000% Senior Notes due 2031 (the “2031 Notes”)

Principal Amount:	$600,000,000

Maturity Date:	August 19, 2031

Coupon:	2.000%

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Price and Yield:	102-16+ / 1.349%

Spread to Benchmark Treasury:	+80 basis points

Yield to Maturity:	2.149%

Public Offering Price:	98.666%

Interest Payment Dates:	February 19 and August 19, commencing February 19, 2022

Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 15 basis points)

Par Call:	Callable on or after May 19, 2031, the date that is three months prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed

CUSIP/ISIN:	615369 AW5 / US615369AW51

2.750% Senior Notes due 2041 (the “2041 Notes”)

Principal Amount:	$600,000,000

Maturity Date:	August 19, 2041

Coupon:	2.750%

Benchmark Treasury:	2.250% due May 15, 2041

Benchmark Treasury Price and Yield:	105-23 / 1.901%

Spread to Benchmark Treasury:	+100 basis points

Yield to Maturity:	2.901%

Public Offering Price:	97.721%

Interest Payment Dates:	February 19 and August 19, commencing February 19, 2022

Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 15 basis points)

Par Call:	Callable on or after February 19, 2041, the date that is six months prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed

CUSIP/ISIN:	615369 AV7 / US615369AV78

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Co-Managers:

Barclays Capital Inc.

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Citizens Capital Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made to investors on or about August 19, 2021, which will be the seventh business day following the date of pricing of the Notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. (1-800-294-1322 or dg.prospectus_requests@bofa.com), Citigroup Global Markets Inc. (1-800-831-9146) or J.P. Morgan Securities LLC (1-212-834-4533).

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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